          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                                                           Three Months Ended   Nine Months Ended
                                                              September 30,        September 30,
                                                             1995      1996       1995      1996
                                                            -------   -------    -------   -------
                                                               (In thousands, except per share)
PRIMARY
Average shares outstanding                                    5,600     8,560      4,977     7,079
Net effect of dilutive stock options and warrants - based
on the treasury stock method using average market price         439      --          391       258
                                                            -------   -------    -------   -------
Total                                                         6,039     8,560      5,368     7,337
                                                            =======   =======    =======   =======
Net income (loss)                                           $   725   $  (348)   $ 2,072   $ 1,794
Add interest savings, net of Federal income tax effect,
from assumed debt repayment                                    --        --           24      --
                                                            -------   -------    -------   -------
Total                                                       $   725   $  (348)   $ 2,096   $ 1,794
                                                            =======   =======    =======   =======
Per share amount                                            $  0.12   $ (0.04)   $  0.39   $  0.24
                                                            =======   =======    =======   =======

FULLY DILUTED
Average shares outstanding                                    5,600     8,560      4,977     7,079
Net effect of dilutive stock options and warrants - based
on the modified treasury stock method using the greater
of average market price or ending market price                  446      --          656       261
                                                            -------   -------    -------   -------
Total                                                         6,046     8,560      5,633     7,340
                                                            =======   =======    =======   =======
Net income (loss)                                           $   725   $  (348)   $ 2,072   $ 1,794
Add interest savings, net of Federal income tax effect,
from assumed debt repayment                                    --        --           63      --
                                                            -------   -------    -------   -------
Total                                                       $   725   $  (348)   $ 2,135   $ 1,794
                                                            =======   =======    =======   =======
Per share amount                                            $  0.12   $ (0.04)   $  0.37   $  0.24
                                                            =======   =======    =======   =======

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